Exhibit 99.3

KOHLBERG CAPITAL CORPORATION (the "Company")
STATEMENT REGARDING PREMIUMS PAID

The Company has paid premiums under its single insured bond for the period from November 22, 2008 through November 22, 2009.

Kohlberg Capital Corporation

	By:	/s/ Michael I. Wirth
Dated: December 19, 2008		Michael I. Wirth
Chief Financial Officer